Exhibit 10.35

FLIGHT CREW SERVICES AGREEMENT

This Flight Crew Services Agreement (this “Agreement”) is made this 6th day of May, 2019 between Dolan Family Office, LLC, a New York limited liability company with an address at 340 Crossways Park Drive, Woodbury, New York 11797 (“Contractor”), and MSG Sports & Entertainment, LLC, a Delaware limited liability company with an address at 2 Pennsylvania Plaza, New York, New York 10121 (the “Customer”).

W I T N E S S E T H:

WHEREAS, Customer is the non-exclusive lessee of a Bombardier BD100-1A10 Challenger 350 aircraft, serial number 20611, registration number 350 PD (the “Aircraft”); and

WHEREAS, Contractor employs, or contracts for, a fully qualified flight crew to operate various aircraft, including the Aircraft; and

WHEREAS, Customer wishes to hire Contractor to provide flight crew from time to time to assist Customer in the operation of the Aircraft by Customer under Part 91 of the Federal Aviation Regulations.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and undertakings herein contained, and other good and valuable consideration, the Parties hereby agree as follows:

ARTICLE 1: TERM

1.1 Term. The term of this Agreement (“Term”) shall commence on the date of execution of this Agreement and, unless terminated in accordance with the provisions hereof, shall remain in full force and effect for an initial term ending on June 30, 2019 and thereafter shall automatically renew for successive one-year terms unless either party provides written notice not less than 30 days prior to the expiration of the current term. Notwithstanding the foregoing, (a) Customer shall have the right to terminate this Agreement immediately upon the termination of the Dry Lease Agreement between Customer and Brighid Air, LLC, providing for Customer’s non-exclusive right to lease the Aircraft and (b) either party shall have the right to terminate this Agreement (i) upon breach of the terms of this Agreement by the other party, or (ii) for any reason or no reason by written notice given to the other party not less than ten (10) days prior to the proposed termination date.

1.2 Flight Periods. During the Term, Customer agrees to hire Contractor to provide the flight crew services described in Article 2 below (“Flight Crew Services”) for specific periods when Customer is leasing the Aircraft (“Flight Periods”) and Contractor, subject to availability, agrees to provide Flight Crew Services for such Flight Periods.

1.3 Scheduling Flight Crew Services. Customer shall make requests for Flight Crew Services to Contractor either orally or in writing. Requests shall be made as far in advance as reasonably practicable prior to the intended commencement of the Flight Period. Customer shall provide the following information to Contractor: (1) dates and times requested for the Flight Period; (2) Customer’s proposed itinerary (i.e., proposed destinations and times for each flight segment); and (3) the number of passengers to be carried on each flight segment.

ARTICLE 2: PROVISION OF SERVICES

2.1 Provision of Services. For each Flight Period, Contractor will provide the Customer with a flight crew consisting of a professionally trained pilot-in command and a co-pilot who shall be familiar with, and licensed to operate the Aircraft, and a professionally trained flight attendant familiar with the Aircraft if requested (collectively the “Flight Crew”). Each Flight Crew member shall be covered by the insurance referred to in Article 5 below.

2.2 Flight Crew Duties. During each Flight Period, the Flight Crew shall, on behalf of the Customer: (1) make all necessary arrangements for take-off, flight, and landing; (2) cause to be maintained all records, logs and other documentation required by the Federal Aviation Regulations (“FARs”); (3) perform all administrative tasks required in conjunction with flights during the Flight Period, including, but not limited to, arranging for fuel and other airport services, payment of airport taxes or landing fees; and (4) upon request, coordinate ground transportation and catering for passengers.

ARTICLE 3: CONTROL OF AIRCRAFT

3.1 Customer’s Operational Control. Contractor acknowledges and agrees and will insure that the Flight Crew provided by Contractor shall acknowledge and agree that (i) Customer shall exercise sole and exclusive operational control as such term in defined in FAR Section 1.1 during any flight, (ii) each and every right Contractor may have to control, direct, instruct or in any way influence the actions of the Flight Crew during the time the Aircraft is operated on Customer’s behalf are hereby waived and granted to Customer, notwithstanding any employment relationship between Contractor and the Flight Crew, and (iii) responsibility for operational control is not transferable to any other person or entity, and it supersedes any agreement, contract, understanding or arrangement, either oral or written, expressed or implied, between any persons or entities.

3.2 Authority of Pilot in Command. Nothing herein shall be construed as diminishing the emergency authority of the pilot-in-command of the Flight Crew in accordance with FAR Section 91.3(b) or to otherwise exercise the pilots duties and responsibilities regarding safety of flight. The designated pilot-in-command shall have complete discretion to terminate, divert, or delay any flight or take other action for safety of flight reasons. The decision of the pilot-in-command with regard to any safety of flight decision shall be final.

3.3 Flight Restrictions. Customer represents and warrants that it will not operate the Aircraft in a manner that would violate the FARs or other laws or regulations or Contractor’s internal policies, including, but not limited to (1) duty and flight time restrictions for the Flight Crew, and (2) carriage of passengers for hire or other flights that would not be in accordance with operations under FAR Part 91.

ARTICLE 4: FEES FOR SERVICES

4.1 Fee. Customer agrees to pay Contractor a fee to cover Flight Crew services for each Flight Period in an amount equal to $535 per block hour. For this purpose, a “block hour” shall be measured in hours and tenths of hours, rounded to the nearest tenth of an hour, from the time the Aircraft moves for purposes of flight at the departure airport to the time the Aircraft comes to a stop at the arrival airport.

4.2 Reimbursement for Flight Crew Costs. Customer agrees to reimburse Contractor at cost for all reasonable and documented incidental costs incurred by Contractor on behalf of Customer incidental to flights during each Flight Period including, but not limited to: (1) hangaring and tie down charges away from the Aircraft’s base of operation; (2) landing fees, airport taxes or similar charges; (3) customs, immigration or similar charges related to international flight; (4) if requested by Customer, in-flight food and beverages service and passenger ground transportation; and (5) travel expenses of the Flight Crew including food, lodging, and ground transportation.

4.3 Invoicing and Payment. Contractor will send Customer invoices for fees and costs for each Flight Period. Such invoices shall be payable not later than 45 days after receipt by Customer.

ARTICLE 5: INSURANCE

5.1 Insurance on Aircraft. Customer is an additional insured on the insurance policies of Contractor covering, among other things, third party Aircraft liability, passenger legal liability, property damage liability, and Contractor carries and maintains all risk ground and flight hull insurance covering the Aircraft. Such policy shall contain a waiver of subrogation in favor of Customer under the Contractor’s hull coverages for services performed under the contract. Any such insurance shall be in effect throughout the entire Term. Contractor acknowledges that it is a named insured on said insurance policy.

5.2 Flight Crew Insurance. Contractor shall maintain, at its own cost, the following insurance during the term of this Agreement: Worker’s Compensation and Employer Liability insurance in an amount not less than Five Hundred Thousand United States dollars (U.S. $500,000) covering Contractor and the Flight Crew at all times during the term of this Agreement. Before the commencement of any Flight Crew Services by the Contractor, upon the request of Customer, Contractor shall have provided to Customer, and Customer shall be satisfied with, a certificate evidencing the required coverage under the Contractor’s insurance policies.

ARTICLE 6: MISCELLANEOUS

6.1 Contractor’s Personnel. Contractor shall be an independent contractor to perform services under this Agreement and all the Flight Crew shall at all times and for all purposes be considered Contractor’s employees or agents. Contractor shall be solely responsible for payment and reporting of federal, state and local income taxes, employment and related taxes, and other applicable government taxes, social security, unemployment insurances, and other payroll taxes for all Flight Crew members.

6.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be given to the address and in the manner agreed to by the parties.

6.3 Entire Agreement. This Agreement constitutes the final, complete, and exclusive statement of the terms of the agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings of the parties.

6.4 Amendments and Modifications. The terms of this Agreement shall not be waived, varied, contradicted, explained, amended or changed in any other manner except by an instrument in writing, executed by both Parties.

6.5 Choice of Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of New York.

6.6 Force Majeure. Neither party shall be liable for any failure to perform its obligations if such failure results from any act of God, riot, war, civil unrest, flood, earthquake, or other cause beyond such party’s reasonable control.

6.7 Execution. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. Signatures conveyed via facsimile or by electronic mail shall have the same force and effect as original signatures.

6.8 Relationship of Parties. Neither party is or shall be deemed to be the agent, partner or joint venture of the other. Neither party shall be authorized to bind the other, except as expressly provided herein, or shall be responsible for the acts or omissions of the other.

6.9 Confidentiality. The work contemplated under this Agreement may require Contractor personnel and/or Flight Crew to have access to information that is proprietary or confidential to Customer and its affiliates. Contractor agrees that neither it nor any Flight Crew furnished hereunder shall disclose to other persons any information acquired by Contractor and/or any Flight Crew as a result of the performances of its services under this Agreement unless agreed to by Customer.

(signature page follows)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names and on their behalf by their duly authorized representatives.

DOLAN FAMILY OFFICE, LLC

By:	/s/ Dennis H. Javer
Name: Dennis H. Javer
Title: President
Date: May 6, 2019

MSG SPORTS & ENTERTAINMENT, LLC

By:	/s/ Victoria M. Mink
Name: Victoria M. Mink
Title: EVP & Chief Financial Officer
Date: May 6, 2019